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SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

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☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12
Reckson Associates Realty Corp.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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RECKSON ASSOCIATES REALTY CORP.
225 Broadhollow Road
Melville, New York 11747

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON MAY 29, 2003

To our Stockholders:

        The 2003 Annual Meeting of Stockholders (the "Annual Meeting") of Reckson Associates Realty Corp., a Maryland corporation (the "Company"), will be held on Thursday, May 29, 2003 at 9:30 a.m., local time, at The Omni, 333 Earle Ovington Boulevard, Uniondale, New York, for the following purposes:

  1.
  To elect four directors of the Company, three Class II directors to serve until the 2006 Annual Meeting of Stockholders and one Class III director to serve until the 2004 Annual Meeting of Stockholders, and until their respective successors are duly elected and qualified;

  2.
  To ratify the selection of Ernst & Young LLP as the independent auditors of the Company for the fiscal year ending December 31, 2003; and

  3.
  To consider and act upon any other matters that may properly be brought before the Annual Meeting and at any adjournments or postponements thereof.

        Any action may be taken on the foregoing matters at the Annual Meeting on the date specified above, or on any date or dates to which, by original or later adjournment, the Annual Meeting may be adjourned or to which the Annual Meeting may be postponed.

        The Board of Directors has fixed the close of business on March 25, 2003 as the record date for determining the stockholders entitled to notice of and to vote at the Annual Meeting and at any adjournments or postponements thereof. Only stockholders of record of the Company's Class A common stock, par value $.01 per share, and Class B common stock, par value $.01 per share, at the close of business on that date will be entitled to notice of and to vote at the Annual Meeting and at any adjournments or postponements thereof. Holders of Class A common stock and Class B common stock will vote together as a single class.

        You are requested to fill in and sign the enclosed form of proxy, which is being solicited by the Board of Directors, and to mail it promptly in the enclosed postage-prepaid envelope. Any proxy may be revoked by delivery of a later dated proxy. Stockholders of record who attend the Annual Meeting may vote in person, even if they have previously delivered a signed proxy.

                      By Order of the Board of Directors

                      Gregg M. Rechler
                       Secretary

Melville, New York
April 10, 2003

        WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE COMPLETE, SIGN, DATE AND PROMPTLY RETURN THE ENCLOSED PROXY CARD IN THE POSTAGE-PREPAID ENVELOPE PROVIDED. IF YOU ATTEND THE ANNUAL MEETING, YOU MAY VOTE IN PERSON IF YOU WISH, EVEN IF YOU HAVE PREVIOUSLY RETURNED YOUR PROXY CARD.

RECKSON ASSOCIATES REALTY CORP.
225 Broadhollow Road
Melville, New York 11747

PROXY STATEMENT

FOR 2003 ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON MAY 29, 2003

        This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Reckson Associates Realty Corp., a Maryland corporation (the "Company"), for use at the 2003 Annual Meeting of Stockholders of the Company to be held on May 29, 2003, and at any adjournments or postponements thereof (the "Annual Meeting"). At the Annual Meeting, stockholders will be asked to (1) vote upon the election of four directors of the Company, three Class II directors and one Class III director, (2) ratify the selection of Ernst & Young LLP as the independent auditors of the Company for the fiscal year ending December 31, 2003 and (3) act upon any other matters that may properly be brought before the Annual Meeting and at any adjournments or postponements thereof.

        This Proxy Statement and the accompanying Notice of Annual Meeting and Proxy Card are first being sent to stockholders on or about April 10, 2003. The Board of Directors has fixed the close of business on March 25, 2003 as the record date for the determination of stockholders entitled to notice of and to vote at the Annual Meeting (the "Record Date"). Only stockholders of record of the Company's Class A common stock, par value $.01 per share, and Class B common stock, par value $.01 per share (collectively, the "Common Stock"), at the close of business on the Record Date will be entitled to notice of and to vote at the Annual Meeting. As of the Record Date, there were 48,252,995 and 9,915,313 shares of Class A and Class B common stock outstanding, respectively, and entitled to vote at the Annual Meeting. Holders of Common Stock outstanding as of the close of business on the Record Date will be entitled to one vote for each share held by them on the Record Date.

        The presence, in person or by proxy, of holders of at least a majority of the total number of outstanding shares of Common Stock entitled to vote is necessary to constitute a quorum for the transaction of business at the Annual Meeting. The affirmative vote of the holders of a plurality of the votes cast on the matter at the Annual Meeting (assuming a quorum is present) is required for the election of directors, and the affirmative vote of the holders of a majority of the votes cast on the matter at the Annual Meeting (assuming a quorum is present) is required for the ratification of the Company's auditors and approval of any other matters properly presented at the Annual Meeting for stockholder approval. Under Maryland law, abstentions do not constitute a vote "for" or "against" a matter and will be disregarded in determining "votes cast" and, therefore, will have no effect on the results of the votes. Broker "non-votes," or proxies from brokers or nominees that are properly executed and returned but do not vote on one or more matters because the broker or nominee does not have authority to vote on the matter, will be treated in the same manner as abstentions.

        The cost of solicitation of proxies in the form enclosed herewith will be paid by the Company. In addition to the solicitation of proxies by mail, the directors, officers and employees of the Company may also solicit proxies personally or by telephone without additional compensation for such activities. The Company will also request persons, firms and corporations holding shares in their names or in the names of their nominees, which are beneficially owned by others, to send proxy materials to and obtain proxies from such beneficial owners. The Company will reimburse such holders for their reasonable expenses.

        Stockholders of the Company are requested to complete, sign, date and promptly return the accompanying Proxy Card in the enclosed postage-prepaid envelope. Shares represented by a properly executed proxy received prior to the vote at the Annual Meeting and not revoked will be voted at the

Annual Meeting as directed on the proxy. If a properly executed proxy is submitted and no instructions are given, the proxy will be voted FOR the election of the three nominees for Class II directors of the Company and the one nominee for Class III director of the Company named in this Proxy Statement and FOR ratification of the Board of Directors' selection of Ernst & Young LLP as the Company's independent auditors for the fiscal year ending December 31, 2003. It is not anticipated that any matters other than those set forth in the Proxy Statement will be presented at the Annual Meeting. If other matters are presented, proxies will be voted in accordance with the discretion of the proxy holders.

        A stockholder of record may revoke a proxy at any time before it has been exercised by filing a written revocation with the Secretary of the Company at the address of the Company set forth above, by filing a duly executed proxy bearing a later date, or by appearing in person and voting by ballot at the Annual Meeting. Any stockholder of record as of the Record Date attending the Annual Meeting may vote in person whether or not a proxy has been previously given, but the presence (without further action) of a stockholder at the Annual Meeting will not constitute revocation of a previously given proxy.

        The Company's 2002 Annual Report, including financial statements for the fiscal year ended December 31, 2002, accompanies the proxy solicitation materials. The Annual Report, however, is not part of the proxy solicitation material.

PROPOSAL 1: ELECTION OF DIRECTORS

        The Board of Directors of the Company consists of eleven members and is divided into three classes, with the directors in each class serving for a term of three years and until their successors are duly elected and qualified. The term of one class expires at each annual meeting of stockholders.

        At the Annual Meeting, in addition to electing three Class II directors to serve until the 2006 Annual Meeting, stockholders are also being asked to elect one Class III director to serve until the 2004 Annual Meeting. The Board of Directors has nominated Mr. Donald J. Rechler, Mr. Mitchell D. Rechler and Mr. Ronald H. Menaker to serve as Class II directors, and has nominated Mr. Peter Quick to serve as a Class III director (collectively, the "Nominees"). Each of Mr. Donald J. Rechler, Mr. Mitchell D. Rechler and Mr. Ronald H. Menaker is currently serving as a Class II director of the Company, and Mr. Peter Quick is currently serving as a Class III director of the Company. Since Mr. Quick was appointed in 2002 to fill a vacant seat on the Board of Directors, in accordance with applicable law he is being nominated for election by stockholders at the Annual Meeting. The Board of Directors anticipates that each of the Nominees will serve, if elected, as a director. However, if any person nominated by the Board of Directors is unable to accept election, the proxies will be voted for the election of such other person or persons as the Board of Directors may recommend.

The Board of Directors recommends a vote FOR the Nominees.

Information Regarding Nominees and Directors

        The following table and biographical descriptions set forth certain information with respect to the three Nominees for election as Class II directors and the one Nominee for election as a Class III director at the Annual Meeting, the continuing directors whose terms expire at the annual meetings of stockholders in 2004 and 2005 and the executive officers who are not directors, based upon information furnished to the Company by each director and executive officer.

Name	Age	Director Since	Amount and Nature of Beneficial Ownership of Common Stock(1)		Percent of Class(2)
Class II Nominees for Election at 2003 Annual Meeting (Term to Expire in 2006)
Donald J. Rechler	68	1994	1,982,870	(3)	3.00%
Mitchell D. Rechler	43	1994	952,917	(4)	1.44%
Ronald H. Menaker	59	2002	8,000	(5)	*
Class III Nominee for Election at 2003 Annual Meeting (Term to Expire in 2004)
Peter Quick	47	2002	11,500	(6)	*
Class III Continuing Directors (Term Expires in 2004)
Gregg M. Rechler	36	2001	894,004	(7)	1.35%
Roger M. Rechler	61	1994	1,879,403	(8)	2.84%
John V. N. Klein	71	1995	40,300	(9)	*
Class I Continuing Directors (Term Expires in 2005)
Scott H. Rechler	35	1994	1,020,849	(10)	1.54%
Herve A. Kevenides	64	1995	37,500	(11)	*
Conrad D. Stephenson	75	1995	37,500	(11)	*
Lewis S. Ranieri	56	1997	31,500	(12)	*

*
Less than one percent.

(1)
All information has been determined as of March 25, 2003. For purposes of this table a person is deemed to have "beneficial ownership" of the number of shares of Class A common stock that a person has the right to acquire pursuant to the exercise of stock options exercisable within sixty days or the redemption of units (the "Units") of limited partnership interest in Reckson Operating Partnership, L.P., a Delaware limited partnership (the "Operating Partnership") (assuming the Company elects to issue Class A common stock rather than pay cash upon such redemption). Pursuant to the terms of the Amended and Restated Agreement of Limited Partnership of the Operating Partnership, dated as of June 2, 1995, as amended, the Operating Partnership is obligated to redeem Units for cash, or, at the option of the Company, shares of Class A common stock. See "Executive Compensation" for a discussion of the vesting of stock options granted to directors and officers.

(2)
For purposes of computing the percentage of outstanding shares of Common Stock held by each person, any shares of Class A common stock that such person has the right to acquire pursuant to the exercise of a stock option exercisable within 60 days is deemed to be outstanding, but is not deemed to be outstanding for the purpose of computing the percent ownership of any other person. In addition, for purposes of such calculation, Units held by each person are treated as if such person had converted and held the related equivalent number of shares of Class A common stock.

(3)
Includes (a) 474,744 shares of Common Stock, including 462,085 shares of Class A common stock owned directly, 759 shares of Class A common stock owned through the Company's 401(k) plan and 11,900 shares of Class B common stock owned directly, (b) 497,500 exercisable options and (c) 1,010,626 Units, including 42,826 Units owned directly and 967,800 Units owned through corporations and partnerships.

(4)
Includes (a) 157,063 shares of Class A common stock, including 150,360 shares owned directly, 6,456 shares owned in trust for Mitchell D. Rechler's children and 247 shares owned through the Company's 401(k) plan, (b) 397,500 exercisable options and (c) 398,354 Units, including 202,576 Units owned directly, 70,913 Units owned through a trust and 124,865 Units owned through corporations and partnerships.

(5)
Includes (a) 500 shares of Class A common stock and (b) options to purchase 7,500 shares of Class A common stock.

(6)
Includes (a) 4,000 shares of Class A common stock and (b) options to purchase 7,500 shares of Class A common stock.

(7)
Includes (a) 104,803 shares of Class A common stock, including 99,288 shares owned directly and 5,515 shares held in trust for the child of Gregg M. Rechler, (b) 391,701 Units, including 194,352 Units owned directly, 70,913 Units owned through a trust and 126,436 Units owned through corporations and partnerships and (c) 397,500 exercisable options.

(8)
Includes (a) 457,569 shares of Class A common stock, including 447,388 shares owned directly, 9,423 shares owned by Roger M. Rechler's spouse and 758 shares owned through the Company's 401(k) plan, (b) 417,500 exercisable options and (c) 1,004,334 Units, including 37,576 Units owned directly and 966,758 Units owned through corporations and partnerships.

(9)
Includes (a) 2,800 shares of Class A common stock and (b) options to purchase 37,500 shares of Class A common stock.

(10)
Includes (a) 195,607 shares of Class A common stock, including 192,250 shares owned directly, 2,826 shares owned in trust for Scott H. Rechler's child and 531 shares owned through the Company's 401(k) plan, (b) 10,000 shares of Class B common stock owned directly, (c) 422,500 exercisable options and (d) 392,742 Units, including 194,352 Units owned directly, 70,913 Units owned through a trust and 127,477 Units owned through corporations and partnerships.

(11)
Includes options to purchase 37,500 shares of Class A common stock.

(12)
Includes options to purchase 31,500 shares of Class A common stock.

Class II Nominees for Election at 2003 Annual Meeting—Term to Expire in 2006

        Donald J. Rechler has served as Co-Chief Executive Officer of the Company since May 1999 and has served as Chairman of the Board and a director of the Company since its formation. In addition, from the Company's formation through May 1999, Mr. Rechler served as Chief Executive Officer of the Company. Mr. Rechler also served as President of the Company from its formation until February 1997. Prior to the Company's initial public offering in June 1995 (the "IPO"), Mr. Rechler was a co-founder and general partner of Reckson Associates. He is a founder and former President and Chairman of the Association For A Better Long Island, a founder of the Long Island Commercial & Industrial Development Association, a member of the Board of Directors of the Development Division of North Shore Hospital, a member of the Board of Directors of the Long Island Philharmonic, a member of the Council of Overseers of Long Island University, C.W. Post College and a member of the Board of Directors of the Nassau County Museum of Art. Mr. Rechler is a graduate of the University of Miami. Mr. Rechler is the father of Mitchell D. Rechler and the brother of Roger M. Rechler.

        Mitchell D. Rechler has served as Co-President and Chief Administrative Officer of the Company since May 2001 and has served as a director of the Company since its formation. Mr. Rechler served as Co-Chief Operating Officer of the Company from May 1999 to May 2001 and as Executive Vice President of the Company from its formation to May 2001. Mr. Rechler also serves as the President of Reckson Management Group, Inc. (the "Management Company"). From 1981 to 1985, Mr. Rechler

was employed by Reckson in various non-supervisory roles including positions in property management, construction, acquisitions and leasing. Since 1986, Mr. Rechler has been responsible for all leasing activities including the coordination of leasing and marketing strategies and overseeing tenant relations. Mr. Rechler has served as President of the Management Company since its organization in 1991. Mr. Rechler serves on the Executive Committee of the Children's Medical Fund of Schneider Children's Hospital of Long Island Jewish Medical Center and as a member of the Board of Directors of the Long Island Friends of the Arts, and is also a member of the Village of Brookville Board of Trustees. He is a graduate of Emory University. He is the son of Donald J. Rechler.

        Ronald H. Menaker has served as a director of the Company since 2002. From 1966 to 1999, Mr. Menaker worked for J.P. Morgan & Co. Inc., holding various positions, including President and a director of J.P. Morgan Services. At the time of his retirement on January 1, 1999, Mr. Menaker was a Managing Director and Head of Corporate Services of J.P. Morgan & Co. Inc. of New York. In this capacity, Mr. Menaker had management responsibility for a $500 million budget and 1,700 employees, including a range of administrative, support and operations functions for J.P. Morgan companies. These functions included facilities management, real estate design and construction, corporate insurance and contingency planning, security services and investigations, health services, payroll and payment services, executive compensation, travel services, management services and operations. Mr. Menaker serves as a director of Atalanta Sosnoff Capital Corp. He serves as a Director of NYU Medical Center and Vice Chairman and Director of NYU Downtown Hospital. He was formerly the Chairman of NYU Downtown Hospital. Mr. Menaker also serves as the Chairman of the American Kennel Club.

Class III Nominee for Election at 2003 Annual Meeting—Term to Expire in 2004

        Peter Quick has served as a director of the Company since 2002. Mr. Quick has served as President of the American Stock Exchange® and on its Board of Governors since July 2000. From 1982 to 2000, Mr. Quick worked for Quick & Reilly, Inc., a leading national discount brokerage firm, holding various positions, including President and Chief Executive Officer thereof. Mr. Quick is a Director of the Securities Industry Automation Corporation (SIAC) and The Depository Trust & Clearing Corporation. Mr. Quick serves as a Director of St. Francis Hospital and Good Shepard Hospice and Fund for the Poor, Inc. He is a member of the National Selection Committee for the Jefferson Scholars Program of the University of Virginia and a Trustee of the Securities Industry Institute at the Wharton School of the University of Pennsylvania. Mr. Quick received a bachelor's degree in engineering from the University of Virginia and attended Stanford University's Graduate School of Petroleum Engineering. He was a lieutenant in the United States Navy, and served four years on active duty. Recognized for his personal and professional achievements, Mr. Quick received the prestigious Ellis Island Medal of Honor award in May 2001.

Class III Continuing Directors—Term Expires in 2004

        Gregg M. Rechler has served as Co-President, Chief Operating Officer and a director of the Company since May 2001 and as Secretary of the Company since its formation. Mr. Rechler served as Co-Chief Operating Officer of the Company from May 1999 to May 2001 and served as Executive Vice President of the Company from its formation to May 2001. Mr. Rechler also serves as President of Reckson Construction Group, Inc. ("RCG"). From 1985 to 1988, Mr. Rechler held non-supervisory roles at Reckson in the construction and property management areas. Beginning in 1989, as an Executive Vice President of Reckson, Mr. Rechler served as the person responsible for the construction and development activities of the Company. Mr. Rechler is a member of the Board of the Regional Plan Association, an urban planning organization that promotes planning and public policy issues in the New York tri-state region. Mr. Rechler attended the New York Institute of Technology. He is the son of Roger M. Rechler and the brother of Scott H. Rechler.

        Roger M. Rechler has served as Vice Chairman of the Board and a director of the Company since its formation and as Executive Vice President of Development since February 1997. Prior to the Company's IPO, Mr. Rechler was a co-founder and general partner of Reckson Associates. Mr. Rechler is responsible for the supervision of property development and construction, architectural and design-services, interior construction and property management. Mr. Rechler attended Adelphi University. Mr. Rechler is the father of Scott H. Rechler and Gregg M. Rechler and the brother of Donald J. Rechler.

        John V. N. Klein has served as a director of the Company since 1995. Mr. Klein was the Managing Attorney of the law firm of Meyer, Suozzi, English & Klein, P.C. between 1984 and 1997 and currently serves as Chairman of the firm. Mr. Klein served as a director of Fleet Bank from 1980 to 1994. Mr. Klein has also been a member of the advisory board of St. Joseph's College, Patchogue, New York since 1980. For more than seven years, Mr. Klein has served as Director of Pocono Hotels Corporation, a hotel owner and operator. Mr. Klein has served in various government positions on Long Island, including County Executive of Suffolk County, New York from 1972 to 1979. Mr. Klein holds a bachelor's degree and a law degree from the University of Virginia.

Class I Continuing Directors—Term Expires in 2006

        Scott H. Rechler has served as Co-Chief Executive Officer of the Company since May 1999, serves as the Chairman of the Executive Committee of the Board and has served as a director of the Company since its formation. He served as President of the Company from February 1997 to May 2001 and served as Chief Operating Officer of the Company from its formation until May 1999. In addition, from the Company's formation until February 1997, Mr. Rechler served as Executive Vice President of the Company. Mr. Rechler has been employed at Reckson since 1989. Mr. Rechler is a member of the Board of Directors of the Long Island Children's Museum and is a member of the board of governors of the National Association of Real Estate Investment Trusts ("NAREIT"). Mr. Rechler is a graduate of Clark University and received a Master's Degree in Finance with a specialization in real estate from New York University. Since 1997, Mr. Rechler has served as Chief Executive Officer and Chairman of the Board of Directors of FrontLine Capital Group ("FrontLine"), a company that filed for protection from creditors under the federal bankruptcy laws in June 2002. He also is the non-executive Chairman of the Board of Directors and a former interim executive officer of HQ Global Holdings, Inc. ("HQ"), a company that filed for protection from creditors under the federal bankruptcy laws in March 2002. He is the son of Roger M. Rechler and the brother of Gregg M. Rechler.

        Herve A. Kevenides has served as a director of the Company since 1995. Since 1997, Mr. Kevenides has served as the Managing Director, Research Group for Landauer Associates, a real estate consulting and valuation firm. Mr. Kevenides served from 1995 to 1996 as the director of the Real Estate Products Group for Ceres Financial Concepts, N.A. Mr. Kevenides is the president and director of research of Metropolitan Analysis & Forecasting Corporation, an international real estate economics and market research firm. Mr. Kevenides has served in this position since 1988. Mr. Kevenides has served as a Professor of the Masters in Real Estate Program of New York University since 1998 and was an Adjunct Associate Professor of such program from 1989 until 1998. Mr. Kevenides was a vice president and director of real estate economics and market research for Chemical Bank from 1981 to 1988, and a vice president and manager of real estate market research for The Chase Manhattan Bank from 1972 to 1981. Mr. Kevenides holds a Masters of Business Administration from New York University.

        Conrad D. Stephenson has served as a director of the Company since 1995. Mr. Stephenson served as the chief executive officer of Pan Am Equities Inc., a property ownership and management company, from 1993 to 1997, and currently serves as a consultant thereto. Mr. Stephenson was employed by The Comras Company, a real estate company, from 1990 to 1993, and served as the vice president in the tri-state and northeast real estate lending division of the First National Bank of Chicago from 1987 to

1990. Mr. Stephenson was the vice president in charge of all commercial real estate lending activities of The Bowery Savings Bank from 1985 to 1987, and was a vice president of The Chase Manhattan Bank from 1975 to 1985. Mr. Stephenson has served as a governor, vice president and a member of the executive committee of the Real Estate Board of New York. Mr. Stephenson holds a bachelor's degree from Fordham University and a Masters in Business Administration from New York University. Mr. Stephenson is a retired colonel of the U.S. Army Reserves, with which he served for 35 years.

        Lewis S. Ranieri has served as a director of the Company since 1997. Mr. Ranieri is the chairman and chief executive officer of Ranieri & Co., Inc., positions he has held since founding Ranieri & Co. in 1988. Mr. Ranieri is the founder of Hyperion Partners L.P. and Hyperion Partners II L.P., private investment limited partnerships ("Hyperion"). He is also chairman of Hyperion Capital Management, Inc., a registered investment adviser. He is the chairman of the following registered investment funds: Hyperion 2005 Investment Grade Opportunity Trust, Inc.; The Hyperion Total Return Fund, Inc.; and The Strategic Mortgage Income Fund, Inc. Mr. Ranieri also serves as a director and/or an executive officer of various other indirect subsidiaries of Hyperion. He is a director of Delphi Financial Group, Inc. and Computer Associates International, Inc. Prior to forming Hyperion, Mr. Ranieri had been vice chairman of Salomon Brothers Inc. Mr. Ranieri helped develop the capital markets as a source of funds for housing and commercial real estate, established Salomon's leadership position in the mortgage-backed securities area, and also led the effort to obtain Federal legislation to support and build the market. Mr. Ranieri has served on the National Association of Home Builders Mortgage Roundtable continuously since 1986. He was inducted into the National Housing Hall of Fame in 1997. Since 2002, Mr. Ranieri has also served as the chairman of the Board of Trustees of American Financial Realty Trust, a REIT focused on acquiring and operating properties leased to regulated financial institutions. Mr. Ranieri also acts as a trustee or director of various environmental and religious institutions such as Environmental Defense, The Metropolitan Opera Association and Shrine of Elizabeth Ann Seton/Our Lady of the Rosary Church. Mr. Ranieri is also the chairman of the Board of the American Ballet Theatre.

Executive Officers Who Are Not Directors

        Michael Maturo has served as Executive Vice President, Chief Financial Officer and Treasurer of the Company since 1995. Mr. Maturo oversees the Company's financial accounting, treasury management and public reporting, capital markets activities, investor relations and corporate forecasting. During his tenure with the Company, Mr. Maturo has led the Company's efforts to obtain its investment grade rating and thereafter issue $500 million of senior unsecured notes. He also established a $500 million unsecured corporate line of credit with a 14 member bank group. In addition, Mr. Maturo has led efforts to raise over $1 billion of additional debt and equity capital during this time period. Mr. Maturo is a member of NAREIT and serves on its accounting committee. Prior to joining the Company, Mr. Maturo was a Senior Manager at E&Y Kenneth Leventhal Real Estate Group (formerly Kenneth Leventhal & Company), a public accounting and consulting firm. Mr. Maturo specialized in diverse phases of real estate finance including corporate and property debt financings and recapitalization transactions. Mr. Maturo is a graduate of Seton Hall University with a degree in accounting and finance and is a certified public accountant. From 1998 to 2001, Mr. Maturo served as an executive officer and director of FrontLine, a company that filed for protection from creditors under the federal bankruptcy laws in June 2002. Mr. Maturo is 41 years old.

        Jason M. Barnett has served as Executive Vice President and Assistant Secretary of the Company since May 1999 and General Counsel of the Company since May 1997. Mr. Barnett joined the Company in 1996. Mr. Barnett is responsible for the coordination of all legal and compliance matters for the Company. Prior to joining the Company, Mr. Barnett practiced as an associate in the corporate REIT practice area of Sidley Austin Brown & Wood LLP. While at Sidley Austin Brown & Wood LLP, Mr. Barnett participated in numerous corporate and real estate transactions involving publicly-held

REITs, including initial public offerings, joint ventures and corporate and real estate acquisitions. Mr. Barnett holds a Bachelor of Arts degree from Clark University and a Juris Doctor from Emory University School of Law. Mr. Barnett is a member of the American Bar Association, a member of the Real Estate Board of New York, a member of NAREIT, and is involved in various industry related groups. Mr. Barnett is admitted to the Bar of the State of New York. From 1998 to 2000, Mr. Barnett served as an officer of FrontLine, a company that filed for protection from creditors under the federal bankruptcy laws in June 2002. Mr. Barnett is 34 years old.

Chairman of the Board Emeritus

        Walter Gross has served as Chairman of the Board Emeritus of the Company since its formation. For over 40 years, Mr. Gross has been actively involved in the development and operation of industrial and office properties on Long Island. Together with the late William Rechler, Mr. Gross conceived of and developed Vanderbilt Industrial Park, the first planned industrial park built on Long Island. He also owned and operated Walter J. Gross Construction Corp., a general contracting firm that has constructed in excess of 3,000,000 square feet on behalf of clients including B.F. Goodrich, Sears and The Prudential since 1970.

The Board of Directors and Its Committees

        The Company is currently managed by an eleven member Board of Directors, six of whom are independent of the Company's management.

        The Board of Directors held five meetings during fiscal year 2002. Each of the directors attended at least 75% of the total number of meetings of the Board of Directors and of the committees of the Company of which he was a member during 2002.

        Audit Committee.    The Company has a standing Audit Committee consisting of Conrad D. Stephenson, Herve A. Kevenides and Ronald H. Menaker, each of whom is "independent" as defined in the New York Stock Exchange's listing standards. During 2002, the Board of Directors of the Company adopted a revised written charter for the Audit Committee, a copy of which is attached as Appendix A to this Proxy Statement. Information regarding the functions performed by the Audit Committee is set forth in the "Audit Committee Report" included in this Proxy Statement. The Audit Committee held seven meetings during the fiscal year 2002. Mr. Stephenson serves as chairman of the Audit Committee.

        Executive Committee.    Subject to the supervision and oversight of the Board of Directors, the Executive Committee, which consists of Donald J. Rechler, Scott H. Rechler, Herve A. Kevenides, John V. N. Klein and Conrad D. Stephenson, has the authority to approve acquisitions, financings and dispositions by the Company and to authorize the execution of certain contracts and agreements, including those relating to the borrowing of money by the Company and to exercise generally all other powers of the Board of Directors, except for those which require action by all directors or the non-employee directors (the "Independent Directors") under the Articles of Incorporation or Bylaws of the Company or under applicable law. The Executive Committee held five meetings during fiscal year 2002. Mr. Scott H. Rechler serves as chairman of the Executive Committee.

        Compensation Committee.    The Company's Compensation Committee, which consists of Peter Quick and Lewis S. Ranieri, makes recommendations and exercises all powers of the Board of Directors in connection with compensation matters, including incentive compensation and benefit plans. The Compensation Committee also has authority to grant awards under the Company's stock option plans. The Compensation Committee held four meetings during fiscal year 2002. Mr. Ranieri serves as chairman of the Compensation Committee.

        Disclosure Committee.    The Company's Disclosure Committee, which consists of all of the Company's executive officers as well as certain other employees, has responsibility for the development and assessment of the financial and non-financial information to be included in the reports filed by the Company with the Securities and Exchange Commission (the "SEC") and assists the Company's Co-Chief Executive Officers and Chief Financial Officer in connection with their certifications contained in the Company's periodic reports. The Disclosure Committee reports to the Audit Committee on a quarterly or more frequent basis. The Disclosure Committee held four meetings during fiscal year 2002.

        Nominating and Corporate Governance Committee.    In late 2002, the Board of Directors formed a Nominating and Corporate Governance Committee. The functions of the Nominating and Corporate Governance Committee is to assist the Board in promoting the best interests of the Company and its stockholders through the implementation of sound corporate governance principals and practices. Each of Herve A. Kevenides, John V. N. Klein, Ronald H. Menaker, Peter Quick, Lewis S. Ranieri and Conrad D. Stephenson currently serves as a member of the Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee will consider appropriate nominees for directors whose names are submitted in writing by a stockholder of the Company. Nominations must be addressed to Reckson Associates Realty Corp., 225 Broadhollow Road, Melville, New York 11747, Attn: Gregg M. Rechler, Secretary, indicating the nominee's qualification and other relevant biographical information and providing confirmation of the nominee's consent to serve as director. In order to be considered for the next annual election of directors, any such written request must comply with the requirements set forth in the Bylaws of the Company and below under "Stockholder Proposals for 2004 Annual Meeting." The Nominating and Corporate Governance Committee held no meetings during the fiscal year 2002.

Director Compensation

        Each Independent Director of the Company receives an annual director's fee of $25,000. Each Independent Director also receives $1,000 for each quarterly and special meeting of the Board of Directors attended in person, including committee meetings; and $500 for each quarterly and special meeting of the Board of Directors in which the director participates by teleconference, including committee meetings. Each Independent Director appointed or elected for the first time receives an initial option to purchase 7,500 shares of Class A common stock at the market price of the Class A common stock on the date of grant. In addition, following each annual meeting of stockholders, each of the Company's Independent Directors receives an option to purchase 6,250 shares of Class A common stock at the market price of the Class A common stock on the date of grant. All options granted to Independent Directors vest on the date of grant.

        On May 1, 2002, Messrs. Menaker and Quick were each granted an option to purchase 7,500 shares of Class A common stock at $24.70 per share in connection with their appointment to the Board of Directors. On May 31, 2002, each Independent Director, other than Messrs. Menaker and Quick, was granted an option to purchase 6,250 shares of Class A common stock at $25.15 per share.

PROPOSAL 2: RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS

        The Audit Committee has selected the accounting firm of Ernst & Young LLP to serve as independent auditors of the Company for the fiscal year ending December 31, 2003, subject to ratification of this appointment by the stockholders of the Company. Ernst & Young LLP has served as the Company's independent auditors since the Company's formation in September 1994 and is considered by management of the Company to be well qualified. The Company has been advised by that firm that neither it nor any member thereof has any financial interest, direct or indirect, in the Company or any of its subsidiaries in any capacity. A representative of Ernst & Young LLP will be present at the Annual Meeting, will be given the opportunity to make a statement if he or she so desires and will be available to respond to appropriate questions.

        Ernst & Young LLP's fees for providing services to the Company in 2002 and 2001 were as follows:

        Audit Fees.    The aggregate fees billed by Ernst & Young LLP for professional services rendered for the audit of the Company's annual financial statements for the fiscal years ended December 31, 2002 and 2001 and for the reviews of the financial statements included in the Company's Quarterly Reports on Form 10-Q for the fiscal years ended December 31, 2002 and 2001 were approximately $375,000 and $339,500, respectively.

        Audit-Related Fees.    The aggregate fees billed by Ernst & Young LLP for professional services rendered for assurance and related services that are reasonably related to the performance of the audit or review of the Company's financial statements, other than the services described under "Audit Fees," including employee benefit plan audits and accounting assistance, for the fiscal years ended December 31, 2002 and 2001 were approximately $222,500 and $147,500, respectively.

        Tax Fees.    The aggregate fees billed by Ernst & Young LLP for professional services rendered for tax compliance (including REIT tax compliance), tax advice, and tax planning for the fiscal years ended December 31, 2002 and 2001 were approximately $83,000 and $152,000, respectively.

        All Other Fees.    There were no other fees billed by Ernst & Young LLP for the fiscal years ended December 31, 2002 and 2001.

        All of the services described under "Audit Fees," "Audit-Related Fees" and "Tax Fees" were approved by the Audit Committee.

        Under the Audit Committee's pre-approval policies and procedures, each member of the Audit Committee has the authority to approve all permissible non-audit services to be performed by Ernst & Young LLP, provided that each decision relating to the approval of permissible non-audit services is presented to the Audit Committee at its next scheduled meeting.

        The Board of Directors recommends a vote FOR the ratification of the selection of the independent auditors.

REPORT OF THE AUDIT COMMITTEE

        The following is a report by the Company's Audit Committee regarding the responsibilities and functions of the Audit Committee.

        The Audit Committee, on behalf of the Board of Directors of the Company, serves as an independent and objective party to monitor the Company's financial reporting process and internal control system, and to review and appraise the audit efforts of the Company's independent auditors. The Audit Committee performs these oversight responsibilities in accordance with its Audit Committee Charter, which the Board of Directors revised in 2002. Management has the primary responsibility for the financial statements and the reporting process, including the systems of internal controls. In fulfilling its oversight responsibilities, the Audit Committee reviewed with management the audited financial statements in the Company's Annual Report, and discussed with management the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the financial statements. The Audit Committee also reviewed and discussed the Company's earnings releases with management.

        Ernst & Young LLP, the Company's independent auditors, are responsible for auditing the Company's financial statements and for expressing an opinion on the conformity of those audited financial statements with generally accepted accounting principles. The Audit Committee reviewed with the independent auditors their judgments as to the quality, not just the acceptability, of the Company's accounting principles and such other matters as are required to be discussed with the Audit Committee under Statement on Auditing Standards No. 61, as currently in effect. The Audit Committee also received the written disclosures and the letter from the independent auditors required by the Independence Standards Board Standard No. 1, as currently in effect, discussed with the independent auditors the auditors' independence from management and the Company and considered the compatibility of non-audit services with the auditors' independence. In connection with the forthcoming rotation of the audit partner in charge of the Company's account, the Audit Committee met with the proposed replacement candidate independent of management prior to the final selection.

        The Audit Committee discussed with the Company's independent auditors the overall scope and plans for their audit. The Audit Committee meets at least quarterly with the independent auditors, with and without management present, to discuss the results of their examinations, their evaluations of the Company's internal controls and the overall quality of the Company's financial reporting. The Audit Committee also meets with management prior to the filing of the Company's quarterly reports on Form 10-Q with the SEC and release to the public of its quarterly and year-end financial results.

        In reliance on the reviews and discussions referred to above, and subject to the limitations on the role and responsibilities of the Audit Committee referred to below, the Audit Committee recommended to the Board of Directors (and the Board has approved) that the audited financial statements be included in the Company's Annual Report on Form 10-K for the year ended December 31, 2002 for filing with the SEC.

        The members of the Audit Committee are not professionally engaged in the practice of auditing or accounting. Members of the Audit Committee rely, without independent verification, on the information provided to them and on the representations made by management and the independent auditors. Accordingly, the Audit Committee's oversight does not provide an independent basis to determine that management has maintained appropriate accounting and financial reporting principles or appropriate internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. Furthermore, the Audit Committee's considerations and discussions referred to above do not assure that the audit of the Company's financial statements has been carried out in accordance with generally accepted auditing standards, that the financial statements are presented in accordance with generally accepted accounting principles or that Ernst & Young LLP is in fact "independent."

                        Submitted by the Audit Committee
                        of the Board of Directors of the Company
                        Conrad D. Stephenson (Chairman)
                        Herve A. Kevenides
                        Ronald H. Menaker

EXECUTIVE COMPENSATION

Report on Executive Compensation

        The Role of the Committee.    Generally, the Compensation Committee of the Board of Directors (the "Compensation Committee") establishes, oversees and directs the Company's executive compensation policies and programs, administers the Company's stock option plans and seeks to ensure that the Company's executive compensation philosophy is consistent with the Company's best interests.

        Compensation Philosophy and Review.    The Compensation Committee seeks to align executive compensation with the Company's business objectives and strategies, management programs and financial performance. The Company's compensation philosophy for executive officers serves three principal purposes: (i) to provide a total compensation package for executive officers that is competitive with the total compensation paid by REITs similar to the Company, other public and private real estate companies and with the current market for executive talent, (ii) to attract, retain and motivate talented executives who will maximize stockholder value and (iii) to encourage senior management's long-term equity ownership in the Company by linking a portion of executive compensation directly to increases in stockholder value.

        The Compensation Committee has overall responsibility for evaluating and approving the executive officer benefit, bonus, incentive compensation, severance, equity-based or other compensation plans, policies and programs of the Company. The Compensation Committee exercises independent discretion in respect of executive compensation matters. With respect to the compensation of the Named Executive Officers (as defined herein) other than Donald J. Rechler and Scott H. Rechler, the Compensation Committee reviews the recommendations of Donald J. Rechler and Scott H. Rechler.

        Executive Compensation.    The Company's executive compensation program consists primarily of an annual salary, cash bonuses linked to the performance of executives and the Company and long-term equity-based compensation.

        Final compensation determinations for each fiscal year are generally made after the end of the fiscal year. At that time, base salaries for the following fiscal year are set, cash bonuses, if any, are determined for the past year's performance, and option grants or other long-term compensation awards, if any, are generally made. For fiscal 2002, the Compensation Committee reviewed the annual salaries of the Company's executive officers. At a meeting held in March 2003, the Compensation Committee set the base salaries for the Named Executive Officers for the fiscal year ending December 31, 2003 and approved cash bonuses for such officers in respect of the fiscal year ended December 31, 2002.

        The Compensation Committee was advised by an independent compensation consultant regarding executive officer compensation matters, including annual base salary, annual incentives and long-term incentives. The independent compensation consultant is a consultant specializing in compensation matters in the real estate industry and is not affiliated with the Company. The Compensation Committee considered the independent compensation consultant's advice in determining base salaries for 2003 and annual bonuses and long-term incentives for fiscal 2002. In addition, the independent compensation consultant advised the Compensation Committee on the appropriate long-term incentive arrangements in order to meet the Company's objectives.

        In addition, the Company engaged the independent compensation consultant to assist it in the creation of a comprehensive long-term incentive program. In 2003 the Company reviewed and adopted a Long-Term Incentive Plan (the "LTIP"), which was recommended by the Compensation Committee, for the Company's executive officers and other senior officers. The four year plan has a core component (the "Core Award"), which provides for annual stock-based compensation based upon attaining certain annual performance measures and, in part, continued service with the Company. The LTIP has a special outperformance long-term component (the "Special Outperformance Award"), which provides for compensation to be earned at the end of a four year period if the Company attains certain four year cumulative performance measures. Amounts earned under the special outperformance long-term component may be paid in cash or stock at the discretion of the Compensation Committee. Performance measures are based on total shareholder returns on a relative and absolute basis. Further information on the LTIP is discussed below.

        In determining compensation for the Named Executive Officers, the Compensation Committee noted several factors, including the increases in occupancy in the Company's buildings despite the challenging leasing market, the Company's ability to outperform the other properties in its markets, which were some of the country's best performing markets in 2002, and increases in core same property net operating income despite the continued decline in the economy during 2002. Specifically, the Compensation Committee noted, among other things, an increase in same property occupancy from 94.6% at December 31, 2001 to 95.6% at December 31, 2002, the execution of 255 leases encompassing 2.8 million square feet (representing 13.7% of the Company's total portfolio) during the year ended December 31, 2002, and the increase in core same property net operating income before termination fees of 7.7% (cash) and 0.7% (GAAP) for the year ended December 31, 2002.

        The following is a discussion of each element of the Company's executive compensation:

        Annual Base Salary.    Base salaries for each of the Named Executive Officers are the subject of the employment and noncompetition agreements between the Company and each such executive as discussed below. Each such agreement provides that the base salary provided for under the respective agreement will be reviewed no less frequently than annually. For 2002, the Compensation Committee determined base salaries for the Named Executive Officers based upon comparable industry salaries, the current economic environment and the advice provided by the independent compensation consultant for the fiscal year ended December 31, 2002. The Named Executive Officers received no increase in their 2003 base salaries from their salaries in 2002.

        Annual Incentives.    Annual incentives are provided in the form of cash bonuses and were determined at the discretion of the Compensation Committee based upon the overall performance of the Company, the personal performance of each executive and the advice provided by the independent compensation consultant.

        Long-Term Incentives.    Long-term incentives have historically been provided by the Company through a variety of means, including the grant of stock options, restricted stock awards, rights and, in prior years, stock loans to purchase the Company's Class A common stock. These awards are intended to align the executive's long-term objectives with those of the Company's stockholders. The grant of stock options, restricted stock awards, rights and stock loans are made under the Company's stock option plans which are administered by the Compensation Committee. The Compensation Committee has the discretion to determine those individuals to whom awards are made and the terms and conditions of the awards.

        Consistent with the requirements of the Sarbanes-Oxley Act of 2002, the Company has discontinued the use of stock loans as a long-term incentive. During 2002, approximately $3.9 million of stock loans made in prior years matured. These stock loans were secured by 155,418 shares of Class A common stock which were issued at prices ranging from $22.50 per share to $27.13 per share and were otherwise non-recourse. As a result of the Company discontinuing the use of stock loans as part of its long-term incentive program, the stock loans were satisfied with restricted stock held by the Company which secured the stock loans. The aggregate market value of these shares on the maturity dates of the stock loans was approximately $3.4 million. The 155,418 shares of Class A common stock were subsequently retired by the Company.

        Recognizing, among other factors, that the Named Executive Officers had surrendered shares of Class A common stock held as collateral for the foregoing stock loans, in November 2002, the

Compensation Committee in its discretion awarded each of the Named Executive Officers rights to receive the Company's Class A common stock ("Rights"). Each Right represents the right to receive, upon vesting, one share of Class A common stock if shares are then available for grant under one of the Company's existing stock option plans or, if shares are not so available, an amount of cash equivalent to the value of such stock on the vesting date. Dividends on the shares will be held by the Company until such shares become vested, and will be distributed thereafter to the applicable officer. In connection with the Rights awarded in November, the Named Executive Officers were also granted awards of cash payments in respect of taxes resulting from the vesting of these Rights. The Rights awarded in November 2002 will vest in four equal annual installments beginning on November 14, 2003 (and shall be fully vested on November 14, 2006). See "Summary Compensation Table."

        In March 2003, the Compensation Committee awarded additional Rights to each of the Named Executive Officers as a long-term incentive award for 2002. Such Rights will be earned as of March 13, 2005 and will vest in three equal annual installments beginning on March 13, 2005 (and shall be fully vested on March 13, 2007). See "Summary Compensation Table."

        As indicated above, in 2003 the Company adopted the LTIP for its executive officers and other senior officers, which has two components, the Core Award and the Special Outperformance Award. The terms of each component are as follows.

        The Core Award. The Core Award was made in the form of a grant of shares of restricted stock equal to a target amount to be earned over the four year plan period. The shares of restricted stock were granted from available shares of Class A common stock under one of the Company's existing stock option plans. Under the terms of the LTIP, 6.25% of an officer's shares will become vested on each of the four anniversaries of the date of grant, provided that the officer remains in continuous employment with the Company until such date. 18.75% of an officer's shares will become vested on each of the four anniversaries of the date of grant, provided that the officer remains in continuous employment with the Company until such date, and the Company has achieved, during the last year completed before the applicable anniversary date, a total return to holders of the common equity of the Company and the Operating Partnership ("Common Equity") that either (i) is at or above the 50th percentile of the total return to stockholders achieved by members of a designated peer group during the same period, or (ii) equals at least 9% per annum. Under the terms of the LTIP, if the performance requirement is not satisfied for a given year, the shares from that year will be rolled over to the following year and will become vested if the performance requirement is satisfied on a cumulative and compounded basis for the extended period. Dividends on the shares of restricted stock will be held by the Company until such shares become vested, and will be distributed thereafter to the applicable officer.

        The Special Outperformance Award. The special outperformance component of the LTIP consists of a potential bonus pool equal to 10% of the total shareholder return in excess of a 9% cumulative and compounded annual total return to holders of the Common Equity for the period through the four year anniversary after the date of grant (the "Special Outperformance Pool"). An officer's Special Award represents an assigned share of the Special Outperformance Pool and will become vested on the fourth anniversary of the date of grant, provided that the officer remains in continuous employment with the Company or any of its affiliates until such date, and the Company has achieved on a cumulative and compounded basis, during the four fiscal years completed on the applicable anniversary date, a total return to holders of the Common Equity that (i) is at or above the 60th percentile of the total return to stockholders achieved by members of the peer group during the same period and (ii) equals at least 9% per annum. Special Outperformance Awards will be paid in cash; however, the Compensation Committee, in its sole discretion, may elect to pay such an award in shares of Class A common stock, valued at the date of vesting, if shares are available at such time under any of the Company's existing stock option plans. The LTIP provides that no dividends or dividend equivalent payments will accrue with respect to the Special Outperformance Awards.

        The LTIP provides the Compensation Committee with discretion to vest any portion of the awards where specific performance criteria have not been met for reasons which, in the Compensation Committee's opinion, are unrelated to management's performance. Any unvested awards will be forfeited upon an officer's termination of employment. Under the LTIP, if an executive officer's employment is terminated by the officer for Good Reason, by the Company without Cause or if a Change in Control occurs while an executive officer is still employed by the Company, the executive officer will become fully vested in the Core Award and, with regard to a designated amount of the Special Outperformance Award, in an amount equal to $2.5 million. In addition, upon the retirement of an executive officer at or after the age of 65, a pro rata portion of the officer's Special Outperformance Award (as calculated at the end of the four year period) will become vested as if the officer had remained employed until the next anniversary of the date of grant.

        In March 2003, under the LTIP, the Independent Directors of the Board of Directors granted each Named Executive Officer his award subject to the vesting terms under the LTIP comprised of a Core Award equaling 138,889 shares of restricted stock and a Special Outperformance Award entitling each of the Named Executive Officers to a 10% share of the Special Outperformance Pool.

        Co-Chief Executive Officers.    The Compensation Committee determined the 2002 compensation of the Co-Chief Executive Officers in accordance with the above discussion.

        Tax Deductibility of Executive Compensation.    Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"), limits the deductibility on the Company's tax return of compensation over $1 million to any of the Named Executive Officers of the Company unless, in general, the compensation is paid pursuant to a plan which is performance-related, non-discretionary and has been approved by the Company's stockholders. The Company paid aggregate compensation of approximately $6.9 million to its Named Executive Officers during 2002 which would be nondeductible under the limitations set forth in section 162(m).

                      Submitted by the Compensation Committee
                      of the Board of Directors of the Company

                      Peter Quick
                      Lewis S. Ranieri

Summary Compensation Table

        The following table sets forth information regarding the compensation awarded for the past three fiscal years to Donald J. Rechler and Scott H. Rechler, Co-Chief Executive Officers of the Company, and the other four most highly compensated executive officers of the Company (collectively, the "Named Executive Officers").

				Long-Term Compensation
		Annual Compensation
Name and Principal Position				Restricted Stock Awards($)(2)
	Year	Salary($)(1)	Bonus($)			Other($)(4)
Donald J. Rechler Co-Chief Executive Officer	2002 2001 2000	563,750 550,000 525,000	563,750 525,000 656,250	1,127,848 — —	(3)	35,690 — —	(5)
Scott H. Rechler Co-Chief Executive Officer	2002 2001 2000	486,875 475,000 450,000	486,875 0 562,500	885,148 — —	(3)	35,754 — —	(5)
Mitchell D. Rechler Co-President, Chief Administrative Officer and President of Reckson Management Group, Inc.	2002 2001 2000	435,625 425,000 400,000	435,625 400,000 500,000	726,760 — —	(3)	38,738 — —	(5)
Gregg M. Rechler Co-President, Chief Operating Officer and President of Reckson Construction Group, Inc.	2002 2001 2000	435,625 425,000 400,000	435,625 400,000 500,000	726,760 — —	(3)	576 — —	(5)
Michael Maturo Executive Vice President, Chief Financial Officer and Treasurer	2002 2001 2000	435,625 425,000 400,000	435,625 350,000 500,000	726,760 — —	(3)	35,576 — —	(5)
Roger M. Rechler Executive Vice President—Development	2002 2001 2000	435,625 425,000 400,000	435,625 400,000 500,000	684,200 — —	(3)	38,024 — —	(5)

(1)
The base salaries of Donald J. Rechler, Scott H. Rechler, Michael Maturo and Mitchell D. Rechler are paid by the Management Company and the base salaries of Gregg M. Rechler and Roger M. Rechler are paid by RCG. The Company and the Operating Partnership reimburse the appropriate subsidiary corporation for time spent by the Named Executive Officer on the business of the Company or the Operating Partnership, respectively.

(2)
As of December 31, 2002, the Named Executive Officers held 816,524 shares of restricted stock, aggregating $17.2 million (based on the closing price on the New York Stock Exchange of the Company's Class A common stock on December 31, 2002), including the 2002 Rights but excluding the 2003 Rights referred to in footnote 3 below.

(3)
Represents the value, as of the date of grant, of (i) an award of Rights, which was granted to each of the Named Executive Officers in November 2002 (the "2002 Rights") and (ii) an award of Rights, which was granted to each of the Named Executive Officers in March 2003 (the "2003 Rights"). The Rights were granted pursuant to agreements with each Named Executive Officer. Each Right represents the right to receive, upon vesting, one share of Class A common stock if shares are then available for grant under one of the Company's stock option plans or, if shares are not so available, an amount of cash equivalent to the value of such stock on the vesting date. The 2002 Rights will vest in four equal annual installments beginning on November 14, 2003 (and shall be fully vested on November 14, 2006). The 2003 Rights will be earned as of March 13, 2005 and will vest in three equal annual installments beginning on March 13, 2005 (and shall be fully vested on March 13, 2007). Dividends on the shares will be held by the Company until such shares become vested, and will be distributed thereafter to the applicable officer. The 2002 Rights also entitled the holder thereof to cash payments in respect of taxes payable by the holder resulting from the Rights. The 2002 Rights were granted as follows: Donald J. Rechler received 46,983 Rights; Scott H. Rechler received 35,247 Rights; each of Mitchell D. Rechler, Gregg M. Rechler and Michael Maturo received 27,588 Rights; and Roger M. Rechler received 25,530 Rights. With respect to the 2003 Rights, each of the Named Executive Officers received 8,680 Rights. See "Executive Compensation."

(4)
Excludes loan forgiveness and related tax payments in 2002, 2001 and 2000, respectively, pursuant to the terms of previously awarded stock loans in the following amounts: Donald J. Rechler—$1,064,500, $680,400 and $481,400; Scott H. Rechler—$985,400, $599,600 and $395,700; Mitchell D. Rechler—$807,500, $428,000 and $293,500; Gregg M. Rechler—$848,800, $450,000 and $308,600; Michael Maturo—$807,500, $428,000 and $293,500; and Roger M. Rechler—$792,156, $413,900 and $278,700. See "Certain Relationships and Related Transactions." In addition, with respect to Michael Maturo, excludes loan forgiveness and a related tax payment in 2002 and 2001 of $79,832 and $175,632, respectively, pursuant to the terms of Mr. Maturo's 1995 employment and noncompetition agreement with the Company. See "Employment and Noncompetition Agreements."

(5)
Includes the following premiums paid during 2002 for life insurance policies under which the Named Executive Officers have the right to receive the cash surrender value of the policies: Donald J. Rechler—$35,114; Scott H. Rechler—$35,178; Mitchell D. Rechler—$38,162; Gregg M. Rechler—$0; Michael Maturo—$35,000; and Roger M. Rechler—$37,448. Prior to the enactment of the Sarbanes-Oxley Act of 2002, the Company had loaned, on behalf of executive officers, the payment of the premiums on such life insurance policies, subject to the refund of premiums to the Company upon the termination of such policies. See "Certain Relationships and Related Transactions—Loans."

Aggregated Fiscal Year-End 2002 Option Values

        The following table sets forth the value of options at the end of 2002 by the Company's Named Executive Officers.

			Number of Shares Underlying Unexercised Options at Fiscal Year-End(#)		Value of Unexercised in-the-Money Options at Fiscal Year-End($)(1)
Name	Shares Acquired on Exercise(#)	Value Realized($)
			Exercisable	Unexercisable	Exercisable	Unexercisable
Donald J. Rechler	20,000	184,293	497,500	0	0	0
Scott H. Rechler	104,000	1,202,706	422,500	0	0	0
Mitchell D. Rechler	104,000	1,207,619	397,500	0	0	0
Gregg M. Rechler	20,000	168,046	397,500	0	0	0
Michael Maturo	—	—	477,500	0	720,720	0
Roger M. Rechler	—	—	417,500	0	111,430	0

(1)
The value of unexercised in-the-money options at fiscal year-end based on the fair market value of the Class A common stock of $21.05 per share as of December 31, 2002.

Employment and Noncompetition Agreements

        Each of the Named Executive Officers has entered into an employment and noncompetition agreement and a severance agreement with the Company.

        The employment and noncompetition agreements with each of Donald J. Rechler, Scott H. Rechler, Mitchell D. Rechler, Gregg M. Rechler, Michael Maturo and Roger M. Rechler were renewed as of August 15, 2000 for five year terms, unless in each case otherwise extended. The term of each of the severance agreements is identical to the Named Executive Officer's employment and noncompetition agreement, including any extension thereof. However, in the event of a "Change in Control" (as such term is defined in the applicable agreement), each severance agreement automatically extends the term of the corresponding employment agreement until the later of (i) the date on which the employment and noncompetition agreement otherwise would have expired and (ii) the date which is 60 months after the end of the calendar year in which such Change in Control occurs. Each agreement provides for certain benefits in the event of termination of the Named Executive Officer by the Company without "Good Reason" (as such term is defined in the applicable agreement) or the resignation of the Named Executive Officer upon a material breach of the agreement by the Company or a Change in Control of the Company. These benefits include the continued payment of the Named Executive Officer's base salary during the remaining term of the agreement, immediate vesting of all equity awards as well as continued entitlement to receive other benefits conferred under the applicable agreement for such remaining term. Under the agreements, each Named Executive Officer is also entitled to certain specified benefits in the event of his death or disability.

        In addition, such employment and noncompetition agreements, subject to limited exceptions, prohibit each such Named Executive Officer from engaging, directly or indirectly, during the term of his employment, in any business which engages or attempts to engage in, directly or indirectly, the acquisition, development, construction, operation, management or leasing of any industrial or office real estate property in any of the submarkets throughout the tri-state metropolitan area of New York, New Jersey and Connecticut in which the Company is operating ("Competitive Activities"). These employment and noncompetition agreements also prohibit such persons from engaging, directly or indirectly, during a specified Noncompetition Period in any Competitive Activities, subject to limited exceptions. The Noncompetition Period for each such Named Executive Officer is the period beginning on the date of the termination of employment and ending on the later of (i) the first anniversary of such person's termination of employment with the Company and (ii) the third anniversary of the person's prior employment and noncompetition agreement.

        Pursuant to the original employment and noncompetition agreement with Mr. Maturo entered into in 1995, the Company made a non-recourse loan to Mr. Maturo in the amount of approximately $400,000 (the "Loan") in order to finance his purchase of an equity interest in the Company. On each of the first four anniversaries of the Loan, $100,000 of the outstanding principal amount was forgiven by the Company and the Company made non-recourse loans to Mr. Maturo in an amount equivalent to his resulting tax liability, which in turn is forgiven (together with accrued interest thereon and on the Loan) over the sixth through eighth anniversaries of the date the Loan was made.

STOCK PERFORMANCE GRAPHS

        The following graph provides a comparison of the cumulative total stockholder return on the Class A common stock for the period from May 25, 1995 (the date upon which the Company's Class A common stock commenced trading on the New York Stock Exchange) to December 31, 2002 with the cumulative total return on the Standard & Poor's 500 Composite Stock Price Index (the "S&P 500") and the NAREIT Equity REIT Total Return Index. Total return values were calculated based on cumulative total return assuming (i) the investment of $100 in the Class A common stock on May 25, 1995 and in the S&P 500 and the NAREIT Equity REIT Total Return Index on May 31, 1995 and (ii) reinvestment of dividends.

        The following graph provides a comparison of the cumulative total stockholder return on the Class B common stock for the period from May 25, 1999 (the date upon which the Company's Class B common stock commenced trading on the New York Stock Exchange) to December 31, 2002 with the cumulative total return on the S&P 500 and the NAREIT Equity REIT Total Return Index. Total return values were calculated based on cumulative total return assuming (i) the investment of $100 in the Class B common stock and in the S&P 500 on May 25, 1999 and the NAREIT Equity REIT Total Return Index on May 31, 1999 and (ii) reinvestment of dividends.

PRINCIPAL AND MANAGEMENT STOCKHOLDERS

        The following table sets forth the beneficial ownership of Common Stock for (i) each stockholder of the Company holding more than a 5% beneficial interest in the Class A or Class B common stock of the Company, (ii) each Named Executive Officer of the Company who is not a director of the Company and (iii) the directors and executive officers of the Company as a group. Stock ownership of the directors of the Company appears under the heading "Information Regarding Nominees and Directors" in this Proxy Statement.

	Shares of Common Stock and Units Beneficially Owned as of March 25, 2003(1)
Name of Beneficial Owners	Title of Class	Number	Percent of Class(2)
Class A Common Stock
Cohen & Steers Capital Management, Inc.(3)	Class A	5,455,500	11.3%
FMR Corp.(4)	Class A	3,234,019	6.7%
LaSalle Investment Management, Inc.(5)	Class A	4,519,141	9.4%
Stichting Pensioenfonds ABP(6)	Class A	4,356,700	9.0%
Wellington Management Company, LLP(7)	Class A	2,570,800	5.3%
Michael Maturo(8)	Class A	667,875	1.0%
All directors and executive officers as a group (13 persons)	Class A	7,788,981	13.3%
Class B Common Stock
Cohen & Steers Capital Management Inc.(3)	Class B	2,126,825	4.4%
All directors and executive officers as a group (13 persons)	Class B	22,736	*

*
Less than one percent.

(1)
All information has been determined as of March 25, 2003. For purposes of this table a person is deemed to have "beneficial ownership" of the number of shares of Class A common stock that person has the right to acquire pursuant to the exercise of stock options within 60 days or upon the redemption of Units (assuming the Company elects to issue Class A common stock rather than pay cash upon such redemption). Units are exchangeable for cash or, at the option of the Company, on a one-for-one basis for shares of Class A common stock, subject to certain limitations. See "Executive Compensation" for a discussion of the vesting of stock options granted to directors and officers.

(2)
For purposes of computing the percentage of outstanding shares of Common Stock held by each person, any shares of Class A common stock which such person has the right to acquire pursuant to the exercise of a stock option exercisable within 60 days is deemed to be outstanding, but is not deemed to be outstanding for the purposes of computing the percent ownership of any other person. In addition, for purposes of such calculation, Units held by each person are treated as if such person had converted and held the related equivalent number of shares of Class A common stock.

(3)
This information is based upon information reported by the stockholder in filings made with the SEC. The address of Cohen & Steers Capital Management Inc. is 757 Third Avenue, New York, NY 10019.

(4)
This information is based upon information reported by the stockholders in filings made with the SEC. Fidelity Management & Research Company ("Fidelity") owns 2,108,302 shares of Class A common stock of the Company (4.4% of total shares of Class A common stock outstanding), Fidelity Management & Trust Company ("FMT") owns 1,115,630 shares of Class A common stock of the Company (2.3% of total shares of Class A common stock outstanding) and Geode Capital Management, LLC ("Geode") owns 10,087 shares of Class A common stock of the Company (less than 1% of total shares of Class A common stock outstanding). The address of Fidelity and FMT is 82 Devonshire Street, Boston, MA 02109 and the address of Geode is 53 State Street, Boston, MA 02109.

(5)
This information is based upon information reported by the stockholder in filings made with the SEC. LaSalle Investment Management, Inc. ("LaSalle") owns 1,118,772 shares of Class A common stock of the Company (2.3% of total shares of Class A common stock outstanding) and LaSalle Investment Management (Securities), L.P. ("LIM"), a subsidiary of LaSalle, owns 3,400,369 shares of Class A common stock of the Company (7.1% of total shares of Class A common stock outstanding). The address of both LaSalle and LIM is 200 East Randolph Drive, Chicago, IL 60601.

(6)
This information is based upon information reported by the stockholder in filings made with the SEC. The address of Stichting Pensioenfonds ABP is Oude Lindestraat 70, Postbus 2889, 6401 DL Heerlen, The Netherlands.

(7)
This information is based upon information reported by the stockholder in filings made with the SEC. The address of Wellington Management Company, LLP is 75 State Street, Boston, MA 02109.

(8)
Represents (a) 40,988 Units, (b) 149,387 shares of Common Stock, including 147,540 shares of Class A common stock owned directly, 1,011 shares of Class A common stock owned through the Company's 401(k) plan, and 836 shares of Class B common stock owned directly, and (c) 477,500 exercisable options.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

        Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), requires the Company's executive officers and directors, and persons who own more than 10% of a registered class of the Company's equity securities ("10% Holders"), to file reports of ownership and changes in ownership with the SEC and the New York Stock Exchange. Officers, directors and 10% Holders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms that they file. To the Company's knowledge, based solely on review of the copies of such reports furnished to the Company, all Section 16(a) filing requirements applicable to its executive officers, directors and 10% Holders were satisfied during 2002, except as follows: Peter Quick filed a late Form 4 to report one transaction; and each of Donald J. Rechler, Scott H. Rechler, Mitchell D. Rechler, Gregg M. Rechler, Michael Maturo and Roger M. Rechler reported two previously reportable transactions on his 2002 Form 5.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Property Transactions

        As part of the Company's REIT structure it provides management, leasing and construction related services through "taxable REIT subsidiaries" as defined by the Internal Revenue Code of 1986 (the "Code"). These services are currently provided by the Management Company, RANY Management Group, Inc., RCG and Reckson Construction Group New York, Inc. (collectively, the "Service Companies") in which, as of September 30, 2002, the Operating Partnership owned a 97% non-controlling interest. RMP LLC, which is substantially owned by Scott H. Rechler, Gregg M. Rechler, Mitchell D. Rechler and another member of the Rechler family who is not employed by the Company, owned a 3% controlling interest in the Service Companies. In order to minimize the potential for corporate conflicts of interest which became possible as a result of changes to the Code that permit REITs to own 100% of taxable REIT subsidiaries in 2002, the Independent Directors of the Company approved the purchase by the Operating Partnership of the remaining 3% interest in the Service Companies. On October 1, 2002, the Operating Partnership acquired such 3% interests in the Service Companies for an aggregate purchase price of approximately $122,000. Such amount was less than the total amount of capital contributed by the Rechler family members.

        The Management Company leases 43,713 square feet of office and storage space at its corporate offices located in Melville, New York ("225 Broadhollow") at an annual base rent of approximately $1.2 million from a partnership in which Donald J. Rechler, Roger M. Rechler, Mitchell D. Rechler and trusts established for Rechler family members maintain an equity interest. The Management Company also leases 10,722 square feet of warehouse space used for equipment, materials and inventory storage at a property located in Deer Park, New York ("593 Acorn Street"), which is owned by a partnership that includes Donald J. Rechler, Roger M. Rechler and a third party, at an annual base rent of approximately $75,000. Each of these properties is managed by the Company and is subject to a purchase option held by the Company, which was granted at the time of the IPO.

        A company affiliated with Lewis S. Ranieri, a director of the Company, leases 15,566 square feet at the Company's property located in Mitchel Field, New York, at an annual base rent of approximately $431,500. In addition, Reckson Strategic Venture Partners LLC leases 5,144 square feet in the Company's property The Omni in Uniondale, New York, at an annual base rent of approximately $176,000.

        The Company, through RCG and the Management Company, performs tenant improvement, architectural and design work, construction consulting services and management services at 225 Broadhollow, 593 Acorn Street and at other properties in which certain members of the Rechler family hold an interest. This work is performed at market rates. During 2002, RCG billed an aggregate of $466,000 and RMG billed an aggregate of $313,000, respectively, for such services.

        HQ currently operates nine (formerly eleven) executive office centers in the Company's properties, three of which are held through joint ventures. On March 13, 2002, as a result of experiencing financial difficulties, HQ voluntarily filed a petition for relief under Chapter 11 of the U.S. Bankruptcy Code and rejected two of its leases with the Company. Subsequent to HQ filing for bankruptcy protection it defaulted on its leases with the Company. In April 2003, HQ rejected an additional lease with regard to one of the remaining nine centers, effective April 30, 2003. The leases under which the eight remaining office centers operate expire between 2008 and 2011, encompass approximately 171,000 square feet and have current contractual annual base rents of approximately $4.2 million. The three rejected leases aggregated approximately 54,700 square feet and provided for contractual base rents of approximately $2.5 million for the 2002 calendar year. HQ has been paying current rental charges under its existing leases with the Company. The Company is in negotiation to restructure three of the leases and leave the terms of the remaining five leases unchanged. All negotiations with HQ are conducted through a committee designated by the Board consisting of a majority of independent directors and chaired by an independent director. There can be no assurance as to whether any deal will be consummated with HQ or if HQ will affirm or reject any or all of its remaining leases with the Company. Scott H. Rechler serves as non-executive Chairman of the Board of HQ.

FrontLine Capital Group

        During 1997, the Company formed FrontLine Capital Group ("FrontLine") and Reckson Strategic Venture Partners LLC ("RSVP"). RSVP is a real estate venture capital fund which invests primarily in real estate and real estate operating companies outside the Company's core office and industrial focus and whose common equity is held indirectly by FrontLine. In connection with the formation and spin-off of FrontLine, the Operating Partnership established an unsecured credit facility with FrontLine (the "FrontLine Facility") in the amount of $100 million for FrontLine to use in its investment activities, operations and other general corporate purposes. The Company advanced approximately $93.4 million under the FrontLine Facility. The Operating Partnership also approved the funding of investments of up to $100 million relating to RSVP (the "RSVP Commitment"), through RSVP-controlled joint ventures (for REIT-qualified investments) or advances made to FrontLine under an unsecured loan facility (the "RSVP Facility") having terms similar to the FrontLine Facility (advances made under the RSVP Facility and the FrontLine Facility hereafter, the "FrontLine Loans"). During March 2001, the Company increased the RSVP Commitment to $110 million and as of December 31, 2002, approximately $109.1 million had been funded through the RSVP Commitment, of which $59.8 million represents investments by the Company in RSVP-controlled (REIT-qualified) joint ventures and $49.3 million represents loans made to FrontLine under the RSVP Facility. As of December 31, 2002, interest accrued (net of reserves) under the FrontLine Facility and the RSVP Facility was approximately $19.6 million. RSVP retained the services of two managing directors to manage RSVP's day to day operations. Prior to the spin off of Frontline, the Company guaranteed certain salary provisions of their employment agreements with RSVP Holdings, LLC, RSVP's common member. The term of these employment agreements is seven years commencing March 5, 1998, provided however, that the term may be earlier terminated after five years upon certain circumstances. The salary for each managing director is $1 million in the first five years and $1.6 million in years six and seven.

        At June 30, 2001, the Company assessed the recoverability of the FrontLine Loans and reserved approximately $3.5 million of the interest accrued during the three-month period then ended. In addition, the Company formed a committee of its Board of Directors, comprised solely of independent directors, to consider any actions to be taken by the Company in connection with the FrontLine Loans and its investments in joint ventures with RSVP. During the third quarter of 2001, the Company noted a significant deterioration in FrontLine's operations and financial condition and, based on its assessment of value and recoverability and considering the findings and recommendations of the committee and its financial advisor, the Company recorded a $163 million valuation reserve charge, inclusive of anticipated costs, in its consolidated statements of operations relating to its investments in the FrontLine Loans and joint ventures with RSVP. The Company has discontinued the accrual of interest income with respect to the FrontLine Loans. The Company has also reserved against its share of GAAP equity in earnings from the RSVP controlled joint ventures funded through the RSVP Commitment until such income is realized through cash distributions. If the RSVP-controlled joint ventures reported losses, the Company would record its proportionate share of such losses.

        FrontLine is in default under the FrontLine Loans from the Operating Partnership and on June 12, 2002, filed a voluntary petition for relief under Chapter 11 of the U.S. Bankruptcy Code. As a result of the foregoing, the net carrying value of the Company's investments in the FrontLine Loans and joint venture investments with RSVP, inclusive of the Company's share of previously accrued GAAP equity in earnings on those investments, is approximately $65 million.

        Scott H. Rechler, who serves as Co-Chief Executive Officer and a director of the Company, serves as CEO and Chairman of the Board of Directors of FrontLine.

Loans

        The Company has historically structured long-term incentive programs using restricted stock and stock loans. In addition, the Company had loaned, on behalf of executive officers, the payment of premiums on life insurance policies under which the executive has an interest in the cash surrender value of the policy, subject to the refund of such premiums to the Company upon the termination of such policies. Consistent with the requirements of the Sarbanes-Oxley Act of 2002, the Company has discontinued the use of loans in its long-term incentive programs and with regard to such life insurance policies. In connection with long-term incentive program grants made prior to the enactment of the Sarbanes-Oxley Act of 2002, with respect to each fiscal year from 1996 through 2000, each of the

Company's executive officers received a loan from the Company to purchase shares of Class A common stock (the "1996 Stock Loans," the "1997 Stock Loans," the "1998 Stock Loans," the "1999 Stock Loans" and the "2000 Stock Loans" and collectively, the "Stock Loans").

        Each 1998 Stock Loan has a term of seven years, accrues interest at the mid-term "Applicable Federal Rate" ("AFR"), is secured by the shares purchased and is otherwise non-recourse. Each 1998 Stock Loan is forgiven ratably each year during the term of the loan, provided that the officer is then employed by the Company. By their terms, the 1998 Stock Loans also provide for the Company to loan to each officer an amount equal to his aggregate tax liability resulting from such forgiveness, which loans (together with interest thereon) are forgiven in one year, provided that the officer is still employed by the Company and for tax-gross-up payments upon forgiveness of the tax loans. Consistent with the requirements of the Sarbanes-Oxley Act of 2002, the Company has discontinued the use of tax loans, but may make tax payments in lieu of such tax loans. The 1998 Stock Loans also provide for forgiveness upon the occurrence of certain events, including a change-in-control of the Company, the officer's death or permanent disability, termination of his employment by the Company without cause or a reduction in the nature or scope of his duties. In the event an officer leaves the employ of the Company or is terminated with cause, the outstanding amount of the applicable loans is immediately due and payable.

        Each 1999 Stock Loan and 2000 Stock Loan has a term of ten years, accrues interest at the AFR, is secured by the shares purchased and is otherwise non-recourse. 40% of each officer's 1999 and 2000 Stock Loan (together with accrued interest) is forgiven ratably each year during the ten year term of the loan, provided that the officer is then employed by the Company. The other 60% (together with accrued interest) is forgiven ratably each year during the term of the loan if the performance of the Company's Class A common stock since the Company's IPO is ranked in the top 40% for office and industrial REITs (as reported by NAREIT or, if not available from NAREIT, from such other standard industry source as may be approved by the Compensation Committee) at the end of the respective year. In the event this criteria is not satisfied in any particular year, the portion of the 1999 Stock Loan or 2000 Stock Loan that is not forgiven in respect of such year is carried forward and forgiven in a subsequent year only if the Company's Class A common stock satisfies the aforementioned performance criteria. The terms of the 1999 Stock Loans and 2000 Stock Loans are otherwise substantially similar to the terms of the 1998 Stock Loans with respect to tax loans and forgiveness upon the occurrence of certain events. Consistent with the requirements of the Sarbanes-Oxley Act of 2002, the Company has discontinued the use of tax loans, but may make tax payments in lieu of such tax loans.

        During 2002, the 1996 Stock Loans and the 1997 Stock Loans matured in the aggregate amount of approximately $3.9 million. The 1996 Stock Loans and the 1997 Stock Loans were secured by 155,418 shares of restricted stock which were issued at prices ranging from $22.50 per share to $27.13 per share. As a result of the Company discontinuing the use of Stock Loans as part of its long term incentive program, the 1996 Stock Loans and the 1997 Stock Loans were satisfied with the aforementioned 155,418 shares of restricted stock. The 1996 Stock Loans and the 1997 Stock Loans were satisfied as follows: Donald J. Rechler returned 38,334 shares of Class A common stock to the Company in repayment of approximately $978,140 in loans; Scott H. Rechler returned 28,750 shares of Class A common stock to the Company in repayment of approximately $733,594 in loans; each of Mitchel D. Rechler, Gregg M. Rechler and Michael Maturo returned 22,500 shares of Class A common stock to the Company in repayment of approximately $564,063 in loans; and Roger M. Rechler returned 20,834 shares of Class A common stock to the Company in repayment of approximately $526,578 in loans. The aggregate market value of these shares on the maturity dates of the loans was approximately $3.4 million.

        As of March 25, 2003, the aggregate principal amount outstanding under the loans was $2,443,734 in the case of Donald J. Rechler; $2,478,559 in the case of Scott H. Rechler; $2,187,904 in the case of

Mitchell D. Rechler; $2,218,604 in the case of Gregg M. Rechler; $2,280,080 in the case of Michael Maturo; $2,193,258 in the case of Roger M. Rechler; and $2,206,408 in the case of Jason M. Barnett, executive vice president and general counsel of the Company. The largest aggregate principal amount outstanding under all loans during fiscal 2002 was $4,003,045 in the case of Donald J. Rechler; $3,744,432 in the case of Scott H. Rechler; $3,195,186 in the case of Mitchell D. Rechler; $3,225,886 in the case of Gregg M. Rechler; $3,330,696 in the case of Michael Maturo; $2,500,095 in the case of Jason M. Barnett; and $3,155,542 in the case of Roger M. Rechler.

STOCKHOLDER PROPOSALS FOR 2004 ANNUAL MEETING

        For a proposal of a stockholder to be presented at an annual meeting to be included in the Company's proxy statement pursuant to Rule 14a-8 of the Exchange Act ("Rule 14a-8"), the Secretary of the Company must receive written notice thereof on or before December 10, 2003.

        The Company's Bylaws provide that any stockholder wishing to nominate a director or have a stockholder proposal, other than a stockholder proposal included in the Company's proxy statement pursuant to Rule 14a-8, considered at an annual meeting must provide written notice of such nomination or proposal and appropriate supporting documentation, as set forth in the Bylaws, to the Company at its principal executive offices not less than 120 days nor more than 180 days prior to the anniversary of the immediately preceding annual meeting of stockholders (the "Anniversary Date"); provided, however, that in the event that the annual meeting is scheduled to be held more than seven calendar days prior, or more than 60 days subsequent, to the Anniversary Date, such nominations or proposals must be delivered to the Company not earlier than the 180th day prior to such meeting and not later than the later of the 120th day prior to such annual meeting or the twentieth day following the earlier of the day on which public announcement of the meeting is first made or notice of the meeting is mailed to stockholders. Accordingly, for a proposal of a stockholder to be presented at the Company's 2004 annual meeting of stockholders, other than a stockholder proposal included in the Company's proxy statement pursuant to Rule 14a-8, it must be received at the principal executive offices of the Company after November 30, 2003 and on or before January 30, 2004. Any such proposal should be mailed to: Reckson Associates Realty Corp., 225 Broadhollow Road, Melville, New York 11747, Attn: Gregg M. Rechler, Secretary.

        In addition, pursuant to Rule 14a-4 of the Exchange Act, if a stockholder fails to notify the Company after November 30, 2003 and on or before January 30, 2004, management proxies are allowed to use their discretionary voting authority when the proposal is raised at the annual meeting, without any discussion of the matter in the proxy statement.

OTHER MATTERS

        The Board of Directors does not know of any matters other than those described in this Proxy Statement that will be presented for action at the Annual Meeting. If other matters are presented, proxies will be voted in accordance with the best judgment of the proxy holders.

APPENDIX A

AUDIT COMMITTEE OF THE BOARD OF DIRECTORS OF
RECKSON ASSOCIATES REALTY CORP.

CHARTER (Approved March 13, 2003)

I. PURPOSE

        The primary function of the Audit Committee is to assist the Board of Directors in fulfilling its oversight responsibilities by reviewing: the integrity of the financial reports and other financial information provided by the Company to any governmental body or the public; the Company's systems of internal controls regarding finance, accounting, auditing, and ethics that management and the Board have established; the Company's compliance with legal and regulatory requirements; the qualifications, independence and performance of the independent auditor and any internal auditor; and the Company's auditing, accounting and financial reporting processes generally. Consistent with this function, the Audit Committee should encourage continuous improvement of, and should foster adherence to, the Company's policies, procedures and practices at all levels. The Audit Committee's primary duties and responsibilities are to:

  •
  Serve as an independent and objective party to monitor the Company's financial reporting process and internal control system.

  •
  Review and appraise the audit efforts of the Company's independent accountants, recognizing that the auditor shall report directly to the Audit Committee and that the Audit Committee is directly responsible for the appointment, compensation, and oversight of the work of the auditor (including resolution of disagreements between management and the auditor regarding financial reporting) for the purpose of preparing or issuing an audit report or related work. The Company shall provide for appropriate funding, as determined by the Audit Committee, for payment of compensation to the auditor for the purpose of rendering or issuing an audit report.

  •
  Prepare the report required by the rules of the Securities and Exchange Commission (the "Commission") to be included in the Company's annual proxy statement.

        The Audit Committee will primarily fulfill its responsibilities by carrying out the activities enumerated in Section III of this Charter. The Audit Committee shall make regular reports to the Board of Directors.

II. COMPOSITION

        The Audit Committee shall be comprised of three or more directors as determined by the Board, each of whom shall meet the independence and experience standards of the NYSE or other national securities exchange upon which the Company's securities may be listed, Section 10A(m)(3) of the Securities and Exchange Act of 1934 (the "Exchange Act") and the rules and regulations of the Commission. The Company shall disclose in its periodic reports filed pursuant to Sections 13(a) or 15(d) of the Exchange Act whether or not (and if not, why not) the Audit Committee includes at least one member who is an "audit committee financial expert" as defined by the rules of the Commission.

        All members of the Audit Committee shall have a working familiarity with basic finance and accounting practices. Audit Committee members may enhance their familiarity with finance and accounting by participating in educational programs conducted by the Company or an outside consultant.

        The members of the Audit Committee shall be elected by the Board on the recommendation of the Nominating & Governance Committee at the annual organizational meeting of the Board and shall serve until the next such meeting or until their successors shall be duly elected and qualified. Unless a Chair is elected by the full Board, the members of the Audit Committee may designate a Chair by majority vote of the full Audit Committee membership. The Audit Committee may form and delegate authority to subcommittees of one or more members when appropriate, including the authority to grant preapprovals of audit and non-audit services, provided that the decision of such subcommittee to grant preapprovals shall be presented to the full Audit Committee at its next scheduled meeting.

III. RESPONSIBILITIES AND DUTIES

        To fulfill its responsibilities and duties the Audit Committee shall:

  Financial Statement and Disclosure Matters

  1.
  Review and reassess the adequacy of this Charter periodically, at least annually, as conditions dictate, and recommend any proposed changes to the Board for approval.

  2.
  Meet periodically with management, any internal auditor and the independent auditor in separate executive sessions.

  3.
  Remain apprised of and be provided on a current basis with copies of all Company filings made with the Commission containing financial information or financial statements.

  4.
  Review and discuss with the independent auditor the Company's quarterly financial statements prior to the filing of its Form 10-Q, including the results of the independent auditors' reviews of the quarterly financial statements.

  5.
  Discuss with management and the independent auditor significant financial reporting issues and judgments made in connection with the preparation of the Company's financial statements, including any significant changes in the Company's selection or application of accounting principles, any major issues as to the adequacy of the Company's internal controls and any special audit steps adopted in light of material control deficiencies.

  6.
  Review and discuss quarterly reports from the independent auditors on:

  •
  All critical accounting estimates to be used.

  •
  All alternative treatments of financial information within generally accepted accounting principles that have been discussed with management, ramifications of the use of such alternative disclosures and treatments, and the treatment preferred by the independent auditor.

  •
  Other material written communications between the independent auditor and management, such as any management letter or schedule of unadjusted differences.

  7.
  Discuss with management the Company's earnings press releases, including the use of "pro forma" or "adjusted" non-GAAP information, as well as financial information and earnings guidance provided to analysts and rating agencies.

  8.
  Discuss with management and the independent auditor the effect of regulatory and accounting initiatives as well as off-balance sheet structures on the Company's financial statements.

  9.
  Discuss with management the Company's major financial risk exposures and the steps management has taken to monitor and control such exposures, including the Company's risk assessment and risk management policies.

  10.
  Review with management and the independent accountant at the completion of the annual audit:

  •
  The Company's annual financial statements and related footnotes and the Company's annual report on Form 10-K, including disclosures made in management's discussion and analysis.

  •
  The independent accountant's audit of the financial statements and his or her report thereon.

  •
  Any significant changes required in the independent accountant's audit plan.

  •
  Any serious difficulties or disputes with management encountered during the course of the audit.

  •
  Other matters related to the conduct of the audit which are to be communicated to the committee under generally accepted auditing standards.

  11.
  Review disclosures made to the Audit Committee by the Company's CEO and CFO during their certification process for the Form 10-K and Form 10-Q about any significant deficiencies in the design or operation of internal controls or material weaknesses therein and any fraud involving management or other employees who have a significant role in the Company's internal controls.

  12.
  Recommend to the Board whether the audited financial statements should be included in the Company's Form 10-K.

  Independent Accountants

  13.
  Select and retain the independent accountants. The Committee shall have the sole authority to approve the terms, fees and other compensation to be paid to the independent accountants. The Committee shall review annually and have the sole authority to approve all significant non-audit services provided by the independent accountant (and associated fees). The Committee may consult with management but shall not delegate these responsibilities.

  14.
  Review the performance of the independent accountants annually and terminate the engagement of the independent accountants when circumstances warrant.

  15.
  Prior to the audit, meet with the independent auditor to discuss the planning and staffing of the audit.

  16.
  Preapprove all auditing services and permitted non-audit services to be performed for the Company by the independent auditor, except as provided in this paragraph. In no event shall the independent auditor perform any non-audit services for the Company which are prohibited by Section 10A(g) of the Exchange Act or the rules of the Commission or the Public Company Accounting Oversight Board. The preapproval requirement shall not be required for the provision of non-audit services if (i) the aggregate amount of all such non-audit services constitutes not more than 5% of the total amount of revenues paid by the Company to the auditor during the fiscal year in which the non-audit services are provided, (ii) such services were not recognized by the Company at the time of engagement to be non-audit services, and (iii) such services are promptly brought to the attention of the Audit Committee and approved prior to the completion of the audit. Approvals of a non-audit service to be performed by the auditor shall be disclosed as promptly as practicable in the Company's quarterly or annual reports required by Section 13(a) of the Exchange Act. In carrying out its duties under the preceding paragraph, if the Audit Committee approves an audit service within the scope of engagement of the auditor, such audit service shall be deemed to have been preapproved for purposes of this paragraph.

  17.
  Obtain and review a report from the independent auditor at least annually regarding (a) the auditor's internal quality-control procedures, (b) any material issues raised by the most recent quality-control review, or peer review, of the firm, or by any inquiry or investigation by governmental or professional authorities within the preceding five years respecting one or more independent audits carried out by the firm, (c) any steps taken to deal with any such issues, and (d) all relationships between the independent auditor and the Company. Evaluate the qualifications, performance and independence of the independent auditor, including considering whether the auditor's quality controls are adequate and the provision of non-audit services is compatible with maintaining the auditor's independence, and taking into account the opinions of management and the internal auditor. The Audit Committee shall present its conclusions to the Board and, if so determined by the Audit Committee, recommend that the Board take additional action to satisfy itself of the qualifications, performance and independence of the auditor.

  18.
  Discuss with the national office of the independent auditor issues on which they were consulted by the Company's audit team and matters of audit quality and consistency.

  19.
  Review the experience and qualifications of the senior members of the independent auditor team. Evaluate the lead partner of the independent auditor team.

  20.
  Oversee the rotation of the audit team as required by law. Consider whether, in order to assure continuing auditor independence, it is appropriate to adopt a policy of rotating the independent auditing firm itself on a regular basis.

  21.
  Recommend to the Board policies for the Company's hiring of employees or former employees of the independent auditor who participated in any capacity in the audit of the Company, including in particular the prohibition on employment under Section 10A(l) of the Exchange Act as chief executive officer, controller, chief financial officer, chief accounting officer, or any person serving in an equivalent position for the Company, during the one-year period preceding the date of the initiation of the audit.

  Financial Reporting Processes and Internal Audit Function

  22.
  Review separately with management and the independent accountants the integrity of the Company's internal controls and procedures and the fullness and accuracy of the Company's financial statements.

  23.
  Review the appointment and replacement of any senior internal auditing executive.

  24.
  Review the significant reports to management prepared by any senior internal auditor and management's responses.

  25.
  In consultation with the independent accountants, review the integrity of the Company's financial reporting processes, both internal and external. Discuss with the independent auditor the internal audit responsibilities, budget and staffing and any recommended changes in the planned scope of the internal audit.

  26.
  Discuss with the independent auditor the matters required to be discussed by Statement on Auditing Standards No. 61 relating to the conduct of the audit. In particular, discuss:

  (a)
  The adoption of, or changes to, the Company's significant auditing and accounting principles and practices as suggested by the independent auditor, internal auditors or management.

    (b)
    The management letter provided by the independent auditor and the Company's response to that letter.

    (c)
    Any difficulties encountered in the course of the audit work, including any restrictions on the scope of activities or access to requested information, and any significant disagreements with management.

  27.
  Obtain and consider the independent accountants' judgments about the quality and appropriateness of the Company's accounting principles as applied in its financial reporting.

Process Improvement

  28.
  Establish regular and separate systems of reporting to the Audit Committee by each of management and the independent accountants regarding any significant judgments made in management's preparation of the financial statements and the view of each as to appropriateness of such judgments.

  29.
  Review with the independent accountants and management the extent to which changes or improvements in financial or accounting practices, as approved by the Audit Committee, have been implemented. (This review should be conducted at an appropriate time subsequent to implementation of changes or improvements, as decided by the Committee.)

  30.
  Annually review the Audit Committee's own performance.

  31.
  To the extent the Audit Committee deems necessary or appropriate: retain independent legal, accounting or other advisors; request any officer or employee of the Company or the Company's outside counsel or independent auditor to attend a meeting of the Committee or to meet with any members of, or consultants to, the Committee; and meet with the Company's investment bankers or financial analysts who follow the Company. The Company shall provide for appropriate funding, as determined by the Audit Committee, for payment of compensation to any independent advisors employed by the Audit Committee.

  Legal Compliance

  32.
  Obtain a report from management that the Company and its subsidiary/foreign affiliated entities are in conformity with applicable legal requirements and the Company's Code of Business Conduct and Ethics. Review reports and disclosures of material insider and affiliated party transactions. Advise the Board with respect to the Company's policies and procedures regarding compliance with applicable laws and regulations and with the Company's Code of Business Conduct and Ethics.

  33.
  Review reports and disclosures of insider and affiliated party transactions.

  34.
  Review, with management, Company's counsel and the independent accountants annually, the Company's compliance with rules and regulations relating to its status as a real estate investment trust.

  35.
  Review, with the Company's counsel, any legal matter that could have a significant impact on the Company's financial statements.

  36.
  Obtain from the independent auditor the reports required to be furnished to the Audit Committee under Section 10A of the Exchange Act and assurance that Section 10A(b) of the Exchange Act has not been implicated.

  37.
  Establish procedures for (i) the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters, and (ii) the confidential, anonymous submission by employees of the Company of concerns regarding questionable accounting or auditing matters.

  38.
  Discuss with management and the independent auditor any correspondence with regulators or governmental agencies and any employee complaints or published reports which raise material issues regarding the Company's financial statements or accounting policies.

  39.
  Perform any other activities consistent with this Charter, the Company's By-laws and governing law, as the Committee or the Board deems necessary or appropriate.

IV. LIMITATION OF AUDIT COMMITTEE'S ROLE

        While the Audit Committee has the responsibilities and powers set forth in this Charter, it is not the duty of the Audit Committee to plan or conduct audits or to determine that the Company's financial statements and disclosures are complete and accurate and are in accordance with generally accepted accounting principles and applicable rules and regulations. These are the responsibilities of management and the independent auditor.

RECKSON ASSOCIATES REALTY CORP.
225 Broadhollow Road
Melville, New York 11747

PROXY FOR ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON MAY 29, 2003
THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS

        The undersigned hereby constitutes and appoints Scott H. Rechler and John V. N. Klein, or either of them, as Proxies of the undersigned, with full power of substitution in each of them, to represent the undersigned and to vote all shares of Common Stock of Reckson Associates Realty Corp., a Maryland corporation (the "Company"), held of record by the undersigned as of the close of business on March 25, 2003, on behalf of the undersigned at the Annual Meeting of Stockholders (the "Annual Meeting") to be held at The Omni, 333 Earle Ovington Boulevard, Uniondale, New York, 9:30 a.m., local time, on Thursday, May 29, 2003, and at any adjournments or postponements thereof.

        When properly executed, this proxy will be voted in the manner directed herein by the undersigned stockholder(s). If no direction is given, this proxy will be voted FOR the four nominees of the Board of Directors listed in Proposal 1 and FOR Proposal 2. In their discretion, the Proxies are each authorized to vote upon such other business as may properly come before the Annual Meeting and any adjournments or postponements thereof. A stockholder wishing to vote in accordance with the Board of Directors' recommendations need only sign and date this proxy and return it in the enclosed envelope.

Please vote and sign on other side and
return promptly in the enclosed envelope.

SEE REVERSE SIDE

Annual Meeting of Stockholders

RECKSON ASSOCIATES REALTY CORP.

May 29, 2003

Please date, sign and mail
your proxy card in the
envelope provided as soon as possible.

Please detach and mail in the envelope provided.

------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE. ☒

1.
To elect three Class II Directors of the Company to serve until the 2006 Annual Meeting of Stockholders and one Class III Director of the Company to serve until the 2004 Annual Meeting of Stockholders, and until their respective successors are duly elected and qualified.
☐	FOR ALL NOMINEES	Nominees:	Donald J. Rechler	Class II Director
			Mitchell D. Rechler	Class II Director
☐	WITHHOLD AUTHORITY		Ronald H. Menaker	Class II Director
	FOR ALL NOMINEES		Peter Quick	Class III Director
☐	FOR ALL EXCEPT (See instructions below)
INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark "FOR ALL EXCEPT" and write the nominee name(s) below.

		FOR	AGAINST	ABSTAIN
2.	To ratify the selection of Ernst & Young LLP as the independent auditors of the Company for the fiscal year ended December 31, 2003.	☐	☐	☐
3.	To consider and act upon any other matters that may properly be brought before the Annual Meeting and at any adjournments or postponements thereof.

        The undersigned hereby acknowledge(s) receipt of a copy of the accompanying Notice of Annual Meeting of Stockholders, the Proxy Statement with respect thereto and the Company's 2002 Annual Report to Stockholders and hereby revoke(s) any proxy or proxies heretofore given. This proxy may be revoked at any time before it is exercised.

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.

Signature of Stockholder	Date:	Signature of Stockholder	Date:

        NOTE: Please sign exactly as name or names appears on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

QuickLinks

PROPOSAL 1: ELECTION OF DIRECTORS
PROPOSAL 2: RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS
REPORT OF THE AUDIT COMMITTEE
EXECUTIVE COMPENSATION
STOCK PERFORMANCE GRAPHS
PRINCIPAL AND MANAGEMENT STOCKHOLDERS
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
STOCKHOLDER PROPOSALS FOR 2004 ANNUAL MEETING
OTHER MATTERS
APPENDIX A AUDIT COMMITTEE CHARTER